Exhibit 99.01

      Cepheid                    CONTACTS
      904 Caribbean Drive
      Sunnyvale, CA 94089        AT THE COMPANY:
      Telephone: 408.541.4191    --------------
      Fax: 408.541.4192          John L. Bishop           John R. Sluis
                                 CEO, Cepheid             CFO, Cepheid
                                 408-541-4191             408-541-4191
                                 john.bishop@cepheid.com  john.sluis@cepheid.com

                                 FINANCIAL RELATIONS BOARD:
                                 -------------------------

                                 Tricia Ross
                                 Investor/Analyst Information
                                 617-520-7064
                                 tross@financialrelationsboard.com

                   CEPHEID REPORTS FOURTH QUARTER 2005 RESULTS

       15% Increase in Product Sales Drive 16% Increase in Total Revenues
                   Product Sales for the Year Increase by 61%

SUNNYVALE, Calif., February 22, 2006 -- Cepheid (NASDAQ: CPHD) today announced financial results for the quarter and year ended December 31, 2005.

Product sales for the quarter ended December 31, 2005 increased 15% to approximately $22.2 million from approximately $19.4 million for the corresponding prior year period while product sales for the year ended December 31, 2005 increased 61% to approximately $80.4 million from approximately $50.0 million for the prior year. The increase in product sales for the quarter and year ended December 31, 2005 as compared to the corresponding prior year periods was primarily due to a 31% and 137%, respectively, increase in reagent and disposable sales.

Total revenues for the quarter ended December 31, 2005 increased 16% to approximately $23.6 million compared to approximately $20.3 million for the corresponding prior year period while total revenues for the year ended December 31, 2005 increased 60% to approximately $85.0 million from $53.0 million for the prior year. The increase in total revenue for both the quarter and year ended December 31, 2005 as compared to the corresponding prior year periods was due primarily to the increase in product sales. Contract revenue of $0.9 million and $3.1 million for the quarter and year ended December 31, 2005 was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.

Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and year ended December 31, 2005 increased by 14% and 53%, respectively as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended December 31, 2005 decreased to 43% from 44% for the prior year quarter and decreased to 43% for the year ended December 31, 2005 from 45% for the prior year. The decline in gross margin percentage on product sales for the year ended December 31, 2005 as compared to the prior year was due primarily to the impact of manufacturing inefficiencies with the anthrax test cartridge occurring in the second and third quarters which did not recur in the fourth quarter. In addition, amortization of up front license fees and higher ongoing royalty costs associated with the Company's patent license agreements entered into with Applera Corporation and F. Hoffman-LaRoche Ltd in the second and third quarter of 2004 as well as one-time favorable product pricing achieved in the first quarter of 2004 which did not occur in the year ended December 31, 2005 further impacted the gross profit margin.

Net loss for the quarter and year ended December 31, 2005 was approximately $3.2 million, or $0.08 per share and $13.6 million, or $0.32 per share, respectively, compared to a net loss of approximately $3.0 million, or $0.07 per share and $13.8 million, or $0.34 per share, respectively, for the corresponding prior year periods.

"Installation of Biohazard Detection Systems (BDS) within United States Postal Service (USPS) processing centers was completed during the fourth quarter of 2005. As the program neared completion, sales of the GeneXpert modules decreased as expected. However, this expected decrease was more than offset by a 62% increase in non-USPS related sales during the quarter thereby, contributing to the previously stated 15% increase in total product sales for the fourth quarter."

"As noted in the release of our third quarter 2005 financials, the underlying root cause of our previous quarters' manufacturing inefficiencies and inventory exposure on production of our anthrax test cartridges was identified and corrected. As a result, we realized an improvement of approximately three percentage points in our gross profit margin on product sales in the fourth quarter as compared to the third quarter of 2005, per our expectation," stated John Bishop, Cepheid's CEO.

Mr. Bishop continued, "Sales in our clinical market continued to show strong growth during the quarter and represented 15% of our total product sales for the fourth quarter 2005 as compared to 13% of total product sales in third quarter of 2005. ASR products for B. parapertussis and Norovirus were released to the market during the quarter. This brings our available ASR product menu to fourteen products. We also released the GeneXpert(R) system in the clinical molecular research market along with a BCR/ABL Research Use Only (RUO) product during the fourth quarter."

2006 OUTLOOK

Commenting on Cepheid's outlook for 2006, Mr. Bishop stated:

"Subsequent to the close of the fourth quarter of 2005, we completed the clinical trial for our Group B streptococcus (GBS) product and are nearing completion of the clinical trial for our Enterovirus (EV) product. We expect to file 510k's for these products with the FDA in the near future. Development of our MRSA test is continuing with a key objective focused on providing the clinician with the ability to specifically identify methicillin sensitive and resistant strains of Staphylococcus aureus (SA), and to avoid detection of staphylococcus strains that could lead to a false positive clinical result."

"As part of a strong European initiative, we expect to release a number of European CE IVD marked products during 2006. These assays will be released as Conformite Europeene or European Conformity CE IVD Mark products under the European Directive on In Vitro Diagnostic Medical Devices, providing for routine clinical diagnostic use. During the first half of 2006 in addition to release of the GeneXpert System, we expect to release assays for BCR/ABL GBS and EV on our GeneXpert platform and for Epstein-Barr Virus (EBV) and cytomegalovirus (CMV) on our SmartCycler platform."

"Development of our new 3 agent cartridge for detection of anthrax, Y. pestis and F. tularensis is nearing completion and the product is expected to be available for market launch in the near term. The USPS program is continuing to run smoothly and over 2.1 million tests have now been run on the installed BDS units with no false positives. Deliveries of anthrax test cartridges continue against the 2.3 million purchase order previously received from Northrop Grumman."

"We expect sales in our Industrial market to continue to represent a significant proportion of our business with the introduction of several new products during 2006."

"We expect our 2006 product sales to be in the range of $94.0 million to $98.0 million, based on anticipated sales from existing and new products and sales expected from the USPS program. We expect to see continued improvement in our gross profit margin realized on total product sales with margins expected to be in the range of 45% to 48%. We expect our 2006 net loss to be in the range of $7.0 million to $9.0 million or $0.16 to $0.21 per share based on actual weighted average shares outstanding of 42.7 million as of December 31, 2005. We also expect to cross over to profitability on an operating basis during 2006. This does not include the effect of stock option expense under the requirements of SFAS 123R."

As of December 31, 2005, the Company had $37.2 million in unrestricted cash and marketable securities.

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-240-5318 (domestic) or 303-262-2050 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through February 22, 2007. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through March 1, 2006; the conference ID is 11053565. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to clinical trials, timing of future product releases, product performance, future revenues, future margins, future net losses and the status of the USPS BDS program. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS performs to specifications; unforeseen development and manufacturing problems, including with respect to the GeneXpert(R) system, cartridges, and reagents; the effectiveness of our recently-implemented process controls; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the other markets; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

                          (FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                              Three Months Ended              Year Ended
                                                 December 31,                December 30,
                                           ------------------------    ------------------------
                                              2005          2004          2005          2004
                                           ----------    ----------    ----------    ----------
Revenues:
   Instrument sales                        $    6,342    $    7,273    $   28,263    $   27,922
   Reagent and disposable sales                15,905        12,126        52,177        22,045
                                           ----------    ----------    ----------    ----------
      Total Product Sales                      22,247        19,399        80,440        49,967
   Contract revenues                              850           926         3,062         2,967
   Grant and government sponsored
    research revenues                             552            20         1,508            34
                                           ----------    ----------    ----------    ----------
      Total revenues                           23,649        20,345        85,010        52,968
                                           ----------    ----------    ----------    ----------
Costs and operating expenses:
   Cost of product sales                       12,614        10,916        46,232        27,541
   Collaboration profit sharing                 4,371         3,590        14,483         6,096
   Research and development                     5,164         4,372        18,961        15,903
   Selling, general and administrative          4,791         4,649        18,901        16,134
   Expense for patent related matter                -             -             -         1,264
                                           ----------    ----------    ----------    ----------
      Total costs and operating
       expenses                                26,940        23,527        98,577        66,938
                                           ----------    ----------    ----------    ----------
Loss from operations                           (3,292)       (3,182)      (13,567)      (13,970)
Other income (expenses), net                       53           155           (27)          170
                                           ----------    ----------    ----------    ----------
Net loss                                   $   (3,239)   $   (3,027)   $  (13,594)   $  (13,800)
                                           ==========    ==========    ==========    ==========

Basic and diluted net loss per share       $    (0.08)   $    (0.07)   $    (0.32)   $    (0.34)
                                           ==========    ==========    ==========    ==========
Shares used in computing basic and
 diluted net loss per share                    42,684        42,020        42,494        41,083
                                           ==========    ==========    ==========    ==========

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                 December 31,    December 31,
                                                     2005            2004
                                                 ------------    ------------
                    ASSETS
Current assets:
  Cash and cash equivalents                      $     16,072    $     23,189
  Marketable securities                                21,150          34,250
  Accounts receivable                                  13,976          14,584
  Inventory                                             7,989           6,544
  Prepaid expenses and other current assets               583             402
                                                 ------------    ------------
Total current assets                                   59,770          78,969
Property and equipment, net                            13,000           9,756
Restricted cash                                           661             688
Intangible assets, net                                 29,757          30,902
                                                 ------------    ------------
Total assets                                     $    103,188    $    120,315
                                                 ============    ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $      9,293    $      8,074
  Accrued compensation                                  3,191           2,836
  Accrued royalties                                     3,115           2,113
  Accrued other liabilities                             6,812           4,517
  Current portion of deferred revenue                   2,963           3,847
  Current portion of license fee payable                8,538          10,476
  Current portion of line of credit                     4,000               -
  Current portion of equipment financing                2,297           1,889
                                                 ------------    ------------
Total current liabilities                              40,209          33,752

Long term portion of deferred revenue                   4,402           6,190
Long term portion of license fees payable                 387           8,561
Long term portion of equipment financing                2,052           1,604
Long term portion of line of credit                         -           4,000
Deferred rent                                             735             599
Commitments
Shareholders' equity:
  Preferred stock                                           -               -
  Common stock                                        155,347         152,136
  Additional paid-in capital                            7,518           7,517
  Accumulated other comprehensive gain/(loss)              39            (137)
  Accumulated deficit                                (107,501)        (93,907)
                                                 ------------    ------------
Total shareholders' equity                             55,403          65,609
                                                 ------------    ------------
Total liabilities and shareholders' equity       $    103,188    $    120,315
                                                 ============    ============